Exhibit 99.1

For Additional Information:
Jim Gilbertson, Vice President and Chief Financial Officer
763-535-8333
jgilbert@navarre.com

Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION PROVIDES
ACQUISITION FINANCING UPDATE

MINNEAPOLIS, MN — April 4, 2005 — Navarre Corporation (Nasdaq/NMS: NAVR), a leading publisher and distributor of a broad range of home entertainment and multimedia software products, announced today that its previously announced offering of senior notes has been terminated due to the recent weakness of the bond market. The company reiterated that it anticipates closing the FUNimation acquisition prior to May 15, 2005.

About Navarre Corporation

Navarre Corporation (NASDAQ: NAVR) is a leading publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc. and BCI Eclipse Company, LLC. For more information, please visit the company’s web site at www.navarre.com.